Exhibit 99.1

Bristol Myers Squibb Reports Fourth Quarter and Full-Year Financial Results for 2021
•Reports Fourth Quarter Revenues of $12.0 Billion; Full-Year Revenues of $46.4 Billion
•Posts Fourth Quarter Earnings Per Share of $1.07 and Non-GAAP EPS of $1.83; Posts Full- Year Earnings Per Share of $3.12 and Non-GAAP EPS of $7.51
•Delivers Strong Revenues for Eliquis, Immuno-Oncology and New Product Portfolios
•Advances Pipeline with Achievement of Significant Clinical and Regulatory Milestones; Builds Strong Foundation for Portfolio Renewal
•Announces $15 Billion Share Repurchase Authorization; $5 Billion Accelerated Share Repurchase Agreement to be Executed During the First Quarter 2022
•Provides GAAP and More Detailed Non-GAAP Financial Guidance for 2022
•Reaffirms Long-term Financial Targets

(NEW YORK, February 4, 2022) – Bristol Myers Squibb (NYSE:BMY) today reports results for the fourth quarter and full year of 2021, which reflect strong sales driven by robust commercial execution and significant advancement of the company’s pipeline that further progressed the company’s portfolio renewal.

“I am proud of how our company performed in 2021, helping more patients across our therapeutic areas, while achieving 9% revenue and 17% non-GAAP EPS growth, respectively,” said Giovanni Caforio, M.D., board chair and chief executive officer, Bristol Myers Squibb. “2021 was a pivotal year for our company as we achieved significant regulatory and clinical milestones and positioned the company to successfully renew our portfolio. I am confident in our ability to execute against our key milestones in 2022, including three planned first-in-class launches with relatlimab plus nivolumab fixed dose combination, mavacamten and deucravacitinib. Our financial strength, dedicated workforce and proven ability to execute will enable us to continue to advance our pipeline, invest in future sources of innovation and position the company for sustained growth.”

	Fourth Quarter
$ amounts in millions, except per share amounts
	2021	2020	Change
Total Revenues	$11,985	$11,068	8%
Earnings (Loss) Per Share - GAAP	1.07	(4.45)	*
Earnings Per Share - Non-GAAP	1.83	1.46	25%

	Full Year
$ amounts in millions, except per share amounts
	2021	2020	Change
Total Revenues	$46,385	$42,518	9%
Earnings (Loss) Per Share - GAAP	3.12	(3.99)	*
Earnings Per Share - Non-GAAP	7.51	6.44	17%

*    In excess of +100%.

FOURTH QUARTER FINANCIAL RESULTS
All comparisons are made versus the same period in 2020 unless otherwise stated.

•Bristol Myers Squibb posted fourth quarter revenues of $12.0 billion, an increase of 8%, driven by Eliquis, our Immuno-Oncology and new product portfolios.
•U.S. revenues increased 11% to $7.5 billion in the quarter. International revenues increased 4% to $4.5 billion in the quarter. When adjusted for foreign exchange impact, international revenues increased 7%.
•Gross margin increased from 73.7% to 80.3% in the quarter primarily due to an impairment charge related to marketed product rights in the same period a year ago and lower unwinding of inventory purchase price accounting adjustments.
On a non-GAAP basis, gross margin increased from 79.8% to 80.3% in the quarter primarily driven by foreign exchange and lower royalties.
•Marketing, selling and administrative expenses decreased 13% to $2.4 billion in the quarter primarily due to cash settlement of MyoKardia unvested stock awards in the prior year, and certain incremental and accelerated investments to support our business in 2020, partially offset by investments to support new product launches.
On a non-GAAP basis, marketing, selling and administrative expenses decreased 5% in the quarter primarily due to certain incremental and accelerated investments to support our business in 2020, partially offset by investments to support new product launches.
•Research and development expenses decreased 30% to $2.6 billion in the quarter. The same period a year ago included license and acquisition charges related to Dragonfly, an in-process research and development (IPR&D) impairment charge and cash settlement of MyoKardia unvested stock awards.
On a non-GAAP basis, research and development expenses increased 3% to $2.6 billion in the quarter primarily due to higher costs related to investments in the overall portfolio.
•Amortization of acquired intangible assets decreased 4% to $2.4 billion in the quarter primarily due to an extended marketed product rights exclusivity period.
•The effective tax benefit rate was 27.7% in the quarter. Income tax benefit was approximately $510 million despite pre-tax earnings of $1.9 billion in the quarter primarily due to the impact of internal transfers of certain intangible assets of $1.0 billion.
On a non-GAAP basis, the effective tax rate decreased 0.5% to 15.0% in the quarter primarily due to earnings mix.
•The company reported net earnings attributable to Bristol Myers Squibb of $2.4 billion, or $1.07 per share, in the fourth quarter, compared to net loss of $10.0 billion, or $(4.45) per share, for the same period a year ago. In addition to the items discussed above, the results in the same period a year ago included an IPR&D charge related to the MyoKardia asset acquisition of $11.4 billion and the impact of fair value adjustments on equity investments and contingent value rights in both periods.
•The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $4.1 billion, or $1.83 per share, in the fourth quarter, compared to non-GAAP net earnings of $3.3 billion, or $1.46 per share, for the same period a year ago.
A discussion of the non-GAAP financial measures is included under the “Use of Non-GAAP Financial Information” section.

FOURTH QUARTER PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Quarter Ended December 31, 2021	Quarter Ended December 31, 2020	% Change from Quarter Ended December 31, 2020
Revlimid***	$3,328	$3,280	1%
Eliquis	$2,671	$2,269	18%
Opdivo	$1,988	$1,793	11%
Pomalyst/Imnovid	$854	$835	2%
Orencia	$864	$867	0%
Sprycel	$555	$564	(2)%
Yervoy	$545	$471	16%

Abraxane***	$305	$297	3%
Reblozyl**	$151	$115	31%
Empliciti	$81	$91	(11)%
Abecma**	$69	N/A	N/A
Zeposia**	$48	$9	*
Breyanzi**	$40	N/A	N/A
Inrebic**	$20	$15	33%
Onureg**	$25	$14	79%
*    In excess of +100%.
**    Included as part of the new product portfolio
***    Included as part of the key loss of exclusivity (LOE) brands

TWELVE-MONTH PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020	% Change from Twelve Months Ended December 31, 2020
Revlimid***	$12,821	$12,106	6%
Eliquis	$10,762	$9,168	17%
Opdivo	$7,523	$6,992	8%
Pomalyst/Imnovid	$3,332	$3,070	9%
Orencia	$3,306	$3,157	5%
Sprycel	$2,117	$2,140	(1)%
Yervoy	$2,026	$1,682	20%
Abraxane***	$1,181	$1,247	(5)%
Reblozyl**	$551	$274	*
Empliciti	$334	$381	(12)%
Abecma**	$164	N/A	N/A
Zeposia**	$134	$12	*
Breyanzi**	$87	N/A	N/A
Inrebic**	$74	$55	35%
Onureg**	$73	$17	*
*    In excess of +100%.
**    Included as part of the new product portfolio
***    Included as part of the key loss of exclusivity (LOE) brands

FOURTH QUARTER PRODUCT AND PIPELINE UPDATE

Cardiovascular

mavacamten

Regulatory
•In November, the company announced that the U.S. Food and Drug Administration (FDA) has extended the review of the New Drug Application (NDA) for mavacamten for the treatment of patients with symptomatic obstructive hypertrophic cardiomyopathy to April 28, 2022. The extension will allow sufficient time to review information pertaining to updates of the proposed Risk Evaluation Mitigation Strategy (REMS). A REMS program was included in the initial application for mavacamten. No additional data or studies have been requested. (link)

Cardiovascular Portfolio

Medical Meetings
•In November, the company presented new data from across its cardiovascular portfolio (link) at the American Heart Association’s (AHA) annual Scientific Sessions, including results from: the:
◦Phase 2 AXIOMATIC-TKR trial that showed milvexian reduced the risk of postoperative venous thromboembolism in a dose dependent manner without increasing the risk of bleeding compared with enoxaparin in patients undergoing total knee replacement surgery. The study was conducted by The Bristol Myers Squibb-Janssen Collaboration. (link)

Oncology

Opdivo

Clinical
•In November, the company announced that the Phase 3 CheckMate -816 trial met the co-primary endpoint of improved event-free survival (EFS) in patients with resectable Stage IB to IIIA non-small cell lung cancer. In a prespecified interim analysis, Opdivo® (nivolumab) plus chemotherapy showed a statistically significant and clinically meaningful improvement in EFS compared to chemotherapy alone when given before surgery. This combination previously showed a significant improvement of pathologic complete response, the trial’s other primary endpoint. (link)

Hematology

Breyanzi

Regulatory
•In January, the company announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has recommended approval of Breyanzi® (lisocabtagene maraleucel) for the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma, primary mediastinal large B-cell lymphoma, and follicular lymphoma grade 3B after at least two prior therapies. The recommendation is based on results from TRANSCEND NHL 001 and data from the TRANSCEND WORLD study. (link)

Reblozyl
Regulatory
•In December, the company announced two regulatory applications for Reblozyl® (luspatercept-aamt) have been accepted. The FDA has accepted for priority review the supplemental Biologics License Application (sBLA) for Reblozyl for the treatment of anemia in adults with non-transfusion dependent (NTD) beta thalassemia. The FDA has set a PDUFA goal date of March 27, 2022. The EMA also validated the Type II variation for Reblozyl for NTD beta thalassemia. The applications are based on results from the Phase 2 BEYOND trial. (link)

Hematology Portfolio

Medical Meetings
•In December, the company announced new data and analyses from across its hematology portfolio (link) that were presented at the American Society of Hematology (ASH) Annual Meeting, including results from the:
◦Phase 3 TRANSFORM trial, which showed Breyanzi significantly improved EFS compared to chemotherapy plus autologous stem cell transplant as second line treatment in adults with relapsed or refractory large B-cell lymphoma. (link)

Immunology

Orencia

Regulatory
•In December, the company announced that Orencia® (abatacept) was approved by the FDA for the prophylaxis, or prevention, of acute graft versus host disease, in combination with a calcineurin inhibitor and methotrexate, in patients 2 years of age and older undergoing hematopoietic stem cell transplantation from a matched or 1 allele-mismatched unrelated donor. The approval is based on results from the Phase 2 GVHD-1 trial, also known as ABA2, and a non-interventional (observational) study known as GVHD-2. (link)

Zeposia

Regulatory
•In November, the company announced that the European Commission (EC) approved Zeposia® (ozanimod) for the treatment of adults with moderately to severely active ulcerative colitis who have had an inadequate response, lost response, or were intolerant to either conventional therapy or a biologic agent. The EC’s decision is based on results from the Phase 3 True North trial. (link)

deucravacitinib

Regulatory
•In November, the company announced three regulatory applications for deucravacitinib have been accepted for review. The FDA has accepted the NDA and the EMA has validated the Marketing Authorization Application for deucravacitinib for the treatment of adults with moderate to severe plaque psoriasis. The FDA has assigned a PDUFA goal date of September 10, 2022. Japan's Ministry of Health, Labour and Welfare also accepted the NDA for deucravacitinib for the treatment of adults with moderate to severe plaque psoriasis, pustular psoriasis and erythrodermic psoriasis. The applications are based on the Phase 3 POETYK PSO-1 and POETYK PSO-2 trials. (link)

Environmental, Social & Governance (ESG)
In December, the company issued its 2021 Global Access Report that detailed Bristol Myers Squibb’s efforts and progress towards advancing access to healthcare and health equity globally through its own efforts and in partnership with other stakeholders. (link)
Business Development
•In January, the company and Century Therapeutics (NASDAQ: IPSC) announced a research collaboration and license agreement to develop and commercialize up to four induced pluripotent stem cell derived, engineered natural killer cell and / or T cell programs for hematologic malignancies and solid tumors. (link)
•In December, the company and Immatics N.V. (NASDAQ: IMTX, “Immatics”), announced that they have entered into a license, development and commercialization agreement for Immatics’ TCR Bispecific candidate, IMA401. (link)

Capital Allocation
The company continues to maintain a consistent, balanced approach to capital allocation focused on prioritizing investment for growth through business development along with reducing debt, commitment to dividend growth and share repurchase.
•In December, the company announced that its Board of Directors approved an increase in the quarterly dividend and authorized an additional $15 billion, multi-year share repurchase program. (link) As part of that program, in January, the company announced that it plans to execute an accelerated share repurchase agreement during the first quarter of 2022 to repurchase up to $5 billion of Bristol Myers Squibb common stock. (link)

Financial Guidance
Bristol Myers Squibb is introducing its 2022 GAAP EPS guidance range of $3.37 - $3.67 and reaffirming its non-GAAP EPS guidance range of $7.65 - $7.95. Both GAAP and non-GAAP guidance assume current exchange rates. Key 2022 GAAP and non-GAAP line-item guidance assumptions are:
•Worldwide revenues are expected to be approximately $47 billion, representing an increase in the low-single digits.
◦Sales from key loss of exclusivity (LOE) brands, which represent Revlimid and Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound), are expected to be approximately $10.5 billion. Revlimid sales are expected to be $9.5-$10 billion.

◦Our Continuing Business, which represents in-line products and new product portfolio, is expected to grow in the low-double digits and contribute approximately $36.5 billion in 2022.
•Gross margin is expected to be approximately 78% for GAAP and for non-GAAP.
•Operating expenses, consisting of marketing, selling and administrative expenses and research and development expenses, are expected to decrease by approximately 10% for GAAP and be in-line with 2021 levels for non-GAAP.
•An effective tax rate of approximately 24% for GAAP and approximately 16.5% for non-GAAP.

The 2022 financial guidance excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The 2022 non-GAAP EPS guidance is further explained under “Use of Non-GAAP Financial Information.” The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Reaffirms Long-Term Financial Targets
Bristol Myers Squibb is also reaffirming its previously communicated 2020-2025 long-term targets:

•Expects low- to mid-single digit revenue CAGR and low double-digit revenue CAGR for our Continuing Business at constant exchange rates
•Expects to maintain low- to mid-40s percent non-GAAP operating margin
•Expects significant free cash flow generation of $45-$50 billion dollars from 2022-2024

This financial guidance excludes the impact of any potential future strategic acquisitions and divestitures as well as any specified items as discussed under “Use of Non-GAAP Financial Information.” There is no reliable or reasonably estimable comparable GAAP measures for this non-GAAP financial guidance. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Company and Conference Call Information
Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

There will be a conference call on February 4, 2022 at 8 a.m. ET during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or using this link which becomes active 15 minutes prior to the scheduled start time and entering your information to be connected.

Investors and the public can also access the live webcast by dialing in the U.S. toll free 877-502-9276 or international +1 313-209-4906, confirmation code: 2150568. Materials related to the call will be available at the same website prior to the conference call.

A replay of the webcast will be available on http://investor.bms.com approximately three hours after the conference call concludes. A replay of the conference call will be available beginning at 11:30 a.m. ET on February 4 through 11:30 a.m. ET on February 18, 2022 by dialing in the U.S. toll free 888-203-1112 or international +1 719-457-0820, confirmation code: 2150568.

Use of Non-GAAP Financial Information
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company’s baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. This information is among the primary indicators that we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. In addition, non-GAAP gross margin, which is gross profit excluding certain specified items as a percentage of revenues, non-GAAP operating margin, which is operating income excluding certain specified items as a percentage of revenues; non-GAAP free cash flow, which is non-GAAP net earnings plus adjustments related to cash generated from operating activities and cash paid for capital expenditures; non-GAAP marketing, selling and administrative expenses, which is marketing, selling and administrative expense excluding certain specified items, and non-GAAP research and development expenses, which is research and development expenses excluding certain specified items, are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

This earnings release and the accompanying tables also provide certain revenues and expenses as well as non-GAAP measures excluding the impact of foreign exchange. We calculate foreign exchange impacts by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results.

Non-GAAP financial measures such as non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets, including product rights that generate a significant portion of our ongoing revenue and will recur until the intangible assets are fully amortized, unwind of inventory purchase price adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges or other income resulting from up-front or contingent milestone payments in connection with the acquisition or licensing of third-party intellectual property rights, divestiture gains or losses, stock compensation resulting from accelerated vesting of Celgene awards, certain retention-related employee compensation charges related to the Celgene transaction, pension, legal and other contractual settlement charges, equity investment and contingent value rights fair value adjustments (including fair value adjustments attributed to limited partnership equity method investments beginning in 2021) and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Certain other significant tax items are also excluded such as the impact resulting from internal transfers due to streamlining our legal entity structure subsequent to the Celgene acquisition and the global intangible low taxed income tax change upon finalization of the Otezla* divestiture in 2020. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related financial measures presented in the press release that are prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of the non-GAAP financial measures to the most comparable GAAP measures are provided in the accompanying financial tables and also available on the company’s website at www.bms.com. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

Also note that a reconciliation of the forward-looking revenue (ex-FX), free cash flow and non-GAAP operating margin measures is not provided due to the inherent difficulty in forecasting and quantifying items that are necessary for such reconciliation. Namely, we are not able to reliably predict the impact of specified items or currency exchange rates beyond the next twelve months.

As a result, the reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is not available without unreasonable effort. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, statements relating to goals, plans and projections regarding the company’s current and projected financial position, results of operations, market position, product development, share repurchase program and business strategy. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These statements are likely to relate to, among other things, the company’s ability to execute successfully its strategic plans, including its business development strategy and capital allocation strategy, planned product launches and updates, expectations relating to its pipeline and in relation to its ability to realize the projected benefits of the Celgene acquisition and the MyoKardia acquisition, the full extent of the impact of the COVID-19 pandemic on the company’s operations and the development and commercialization of its products, potential laws and regulations to lower drug costs, market actions taken by private and government payers to manage drug utilization and contain costs, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and the result of governmental investigations. No forward-looking statement can be guaranteed, including that the company’s future clinical studies will support the data described in this release, product candidates will receive necessary clinical and manufacturing regulatory approvals, pipeline products will prove to be commercially successful, clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes or contractual milestones will be achieved.

Forward-looking statements are based on current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks,

assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to: increasing pricing pressures from market access, pharmaceutical pricing controls and discounting; changes to tax and importation laws and other restrictions in the United States, the European Union and other regions around the world that result in lower prices, lower reimbursement rates and smaller populations for whom payers will reimburse; changes under the 340B Drug Pricing Program; challenges inherent in new product development, including obtaining and maintaining regulatory approval; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the possibility of difficulties and delays in product introduction and commercialization; the risk of certain novel approaches to disease treatment (such as CAR T therapy); industry competition from other manufacturers; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products, including without limitation, interruptions caused by damage to the company’s and the company’s suppliers’ manufacturing sites; the impact of integrating the company’s and Celgene’s business and operations, including with respect to human capital management, portfolio rationalization, finance and accounting systems, sales operations and product distribution, pricing systems and methodologies, data security systems, compliance programs and internal controls processes; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions; the impact of any healthcare reform and legislation or regulatory action in the United States and international markets; increasing market penetration of lower-priced generic products; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; regulatory decisions impacting labeling, manufacturing processes and/or other matters; the impact on the company’s competitive position from counterfeit or unregistered versions of its products or stolen products; the adverse impact of cyber-attacks on the company’s information systems or products, including unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; the company’s ability to execute its financial, strategic and operational plans; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; the company’s dependency on several key products; any decline in the company’s future royalty streams; the company’s ability to effectively manage acquisitions, divestitures, alliances and other portfolio actions and to successfully realize the expected benefits of such actions; the company’s ability to attract and retain key personnel; the impact of the company’s significant additional indebtedness that it incurred in connection with the Celgene acquisition and the MyoKardia acquisition; political and financial instability of international economies and sovereign risk; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; the impact of adverse outcomes in lawsuits, claims, proceedings and government investigations; the impact of our exclusive forum provision in our by-laws for certain lawsuits on our stockholders’ ability to obtain a judicial forum that it finds favorable for such lawsuits; issuance of new or revised accounting standards; and risks relating to public health outbreaks, epidemics and pandemics, including the impact of the COVID-19 pandemic on the company’s operations. In addition, the financial guidance provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, timing of the return to a more stable business environment, patient and physician behaviors, buying patterns and clinical trial activities, which may prove to be incorrect.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(b)
	2021	2020	% Change	2021	2020	% Change

Revlimid	$3,328	$3,280	1%	$2,270	$2,197	3%
Eliquis	2,671	2,269	18%	1,496	1,227	22%
Opdivo	1,988	1,793	11%	1,120	963	16%
Pomalyst/Imnovid	854	835	2%	584	577	1%
Orencia	864	867	—	637	626	2%
Sprycel	555	564	(2)%	351	351	—
Yervoy	545	471	16%	330	304	9%
Abraxane	305	297	3%	228	214	7%
Reblozyl	151	115	31%	130	104	25%
Empliciti	81	91	(11)%	50	53	(6)%
Abecma	69	—	N/A	67	—	N/A
Zeposia	48	9	**	34	7	**
Breyanzi	40	—	N/A	38	—	N/A
Inrebic	20	15	33%	17	15	13%
Onureg	25	14	79%	22	14	57%
Mature and other brands(a)	441	448	(2)%	146	130	12%

Total	$11,985	$11,068	8%	$7,520	$6,782	11%
**    In excess of +/- 100%.
(a)    Includes products that have lost exclusivity in major markets, over-the-counter (OTC) brands and royalty revenue.
(b)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(b)
	2021	2020	% Change	2021	2020	% Change

Revlimid	$12,821	$12,106	6%	$8,695	$8,291	5%
Eliquis	10,762	9,168	17%	6,456	5,485	18%
Opdivo	7,523	6,992	8%	4,202	3,945	7%
Pomalyst/Imnovid	3,332	3,070	9%	2,249	2,136	5%
Orencia	3,306	3,157	5%	2,410	2,268	6%
Sprycel	2,117	2,140	(1)%	1,297	1,295	—
Yervoy	2,026	1,682	20%	1,265	1,124	13%
Abraxane	1,181	1,247	(5)%	898	873	3%
Reblozyl	551	274	**	485	259	87%
Empliciti	334	381	(12)%	200	230	(13)%
Abecma	164	—	N/A	158	—	N/A
Zeposia	134	12	**	99	10	**
Breyanzi	87	—	N/A	84	—	N/A
Inrebic	74	55	35%	67	55	22%
Onureg	73	17	**	69	17	**
Mature and other brands(a)	1,900	2,217	(14)%	580	589	(2)%

Total	$46,385	$42,518	9%	$29,214	$26,577	10%
**    In excess of +/- 100%.
(a)    Includes products that have lost exclusivity in major markets, OTC brands and royalty revenue.
(b)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net product sales	$11,609	$10,766	$45,055	$41,321
Alliance and other revenues	376	302	1,330	1,197
Total Revenues	11,985	11,068	46,385	42,518

Cost of products sold(a)	2,356	2,910	9,940	11,773
Marketing, selling and administrative	2,354	2,721	7,690	7,661
Research and development	2,607	3,750	11,354	11,143
IPRD charge - MyoKardia acquisition	—	11,438	—	11,438
Amortization of acquired intangible assets	2,417	2,526	10,023	9,688
Other (income)/expense, net	393	(1,826)	(720)	(2,314)
Total Expenses	10,127	21,519	38,287	49,389

Earnings/(Loss) Before Income Taxes	1,858	(10,451)	8,098	(6,871)
Provision/(Benefit) for Income Taxes	(514)	(424)	1,084	2,124

Net Earnings/(Loss)	2,372	(10,027)	7,014	(8,995)
Noncontrolling Interest	—	—	20	20
Net Earnings/(Loss) Attributable to BMS	$2,372	$(10,027)	$6,994	$(9,015)

Weighted-Average Common Shares Outstanding:
Basic	2,202	2,252	2,221	2,258
Diluted	2,219	2,252	2,245	2,258

Earnings/(Loss) per Common Share:
Basic	$1.08	$(4.45)	$3.15	$(3.99)
Diluted	1.07	(4.45)	3.12	(3.99)

Other (income)/expense, net
Interest expense(b)	$323	$355	$1,334	$1,420
Royalties and licensing income	(536)	(403)	(1,733)	(1,527)
Equity investment (gains)/losses	469	(504)	(745)	(1,228)
Integration expenses	130	182	564	717
Contingent consideration	(32)	(1,160)	(542)	(1,757)
Loss on debt redemption	—	—	281	—
Provision for restructuring	19	79	169	530
Litigation and other settlements	33	(235)	82	(194)
Transition and other service fees	(6)	(20)	(49)	(149)
Investment income	(6)	(22)	(39)	(121)
Divestiture gains	—	(49)	(9)	(55)
Reversion excise tax	—	—	—	76
Intangible asset impairment	—	—	—	21
Other	(1)	(49)	(33)	(49)
Other (income)/expense, net	$393	$(1,826)	$(720)	$(2,316)
(a)    Excludes amortization of acquired intangible assets.
(b)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(Unaudited, dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Inventory purchase price accounting adjustments	$—	$98	$264	$2,688
Intangible asset impairment	—	575	315	575
Employee compensation charges	—	1	—	4
Site exit and other costs	—	1	24	33
Cost of products sold	—	675	603	3,300

Employee compensation charges	—	241	1	275
Site exit and other costs	2	—	2	4
Marketing, selling and administrative	2	241	3	279

License and asset acquisition charges	—	475	980	1,003
IPRD impairments	—	470	840	470
Inventory purchase price accounting adjustments	—	11	1	36
Employee compensation charges	—	241	1	282
Site exit and other costs	—	16	1	115
Research and development	—	1,213	1,823	1,906

IPRD charge - MyoKardia acquisition	—	11,438	—	11,438

Amortization of acquired intangible assets	2,417	2,526	10,023	9,688

Interest expense(a)	(29)	(37)	(120)	(159)
Royalties and licensing income	(43)	(14)	(72)	(168)
Equity investment gains	469	(463)	(758)	(1,156)
Integration expenses	130	182	564	717
Contingent consideration	(32)	(1,160)	(542)	(1,757)
Loss on debt redemption	—	—	281	—
Provision for restructuring	19	79	169	530
Litigation and other settlements	—	(239)	—	(239)
Divestiture gains	—	(49)	(9)	(55)
Reversion excise tax	—	—	—	76
Other (income)/expense, net	514	(1,701)	(487)	(2,211)

Increase to pretax income	2,933	14,392	11,965	24,400

Income taxes on items above	(251)	(1,034)	(1,122)	(1,733)
Income taxes attributed to Otezla® divestiture	—	—	—	266
Income taxes attributed to internal transfers of intangible assets	(983)	—	(983)	853
Income taxes	(1,234)	(1,034)	(2,105)	(614)

Increase to net earnings	$1,699	$13,358	$9,860	$23,786
(a)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31, 2021			Twelve Months Ended December 31, 2021
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$9,629	$—	$9,629	$36,445	$603	$37,048
Marketing, selling and administrative	2,354	(2)	2,352	7,690	(3)	7,687
Research and development	2,607	—	2,607	11,354	(1,823)	9,531
Amortization of acquired intangible assets	2,417	(2,417)	—	10,023	(10,023)	—
Other (income)/expense, net	393	(514)	(121)	(720)	487	(233)
Earnings Before Income Taxes	1,858	2,933	4,791	8,098	11,965	20,063
(Benefit)/Provision for Income Taxes	(514)	1,234	720	1,084	2,105	3,189
Noncontrolling interest	—	—	—	20	—	20

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$2,372	$1,699	$4,071	$6,994	$9,860	$16,854

Weighted-Average Common Shares Outstanding - Diluted	2,219	2,219	2,219	2,245	2,245	2,245
Diluted Earnings Per Share	$1.07	$0.76	$1.83	$3.12	$4.39	$7.51

Effective Tax Rate	(27.7)%	42.7%	15.0%	13.4%	2.5%	15.9%

	Three Months Ended December 31, 2020			Twelve Months Ended December 31, 2020
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$8,158	$675	$8,833	$30,745	$3,300	$34,045
Marketing, selling and administrative	2,721	(241)	2,480	7,661	(279)	7,382
Research and development	3,750	(1,213)	2,537	11,143	(1,906)	9,237
IPRD charge - MyoKardia acquisition	11,438	(11,438)	—	11,438	(11,438)	—
Amortization of acquired intangible assets	2,526	(2,526)	—	9,688	(9,688)	—
Other (income)/expense, net	(1,826)	1,701	(125)	(2,314)	2,211	(103)
(Loss)/Earnings Before Income Taxes	(10,451)	14,392	3,941	(6,871)	24,400	17,529
(Benefit)/Provision for Income Taxes	(424)	1,034	610	2,124	614	2,738
Noncontrolling interest	—	—	—	20	—	20

Net (Loss)/Earnings Attributable to BMS used for Diluted EPS Calculation	$(10,027)	$13,358	$3,331	$(9,015)	$23,786	$14,771

Weighted-Average Common Shares Outstanding - Diluted	2,252	2,286	2,286	2,258	2,293	2,293
Diluted (Loss)/Earnings Per Share	$(4.45)	$5.91	$1.46	$(3.99)	$10.43	$6.44

Effective Tax Rate	4.1%	11.4%	15.5%	(30.9)%	46.5%	15.6%
(a)    Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF DECEMBER 31, 2021 AND DECEMBER 31, 2020
(Unaudited, dollars in millions)

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$13,979	$14,546
Marketable debt securities - current	2,987	1,285
Marketable debt securities - non-current	—	433
Cash, cash equivalents and marketable debt securities	16,966	16,264
Short-term debt obligations	(4,948)	(2,340)
Long-term debt	(39,605)	(48,336)
Net debt position	$(27,587)	$(34,412)

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